Exhibit 10.1
EXCLUSIVE ETHANOL MARKETING AGREEMENT
August 28, 2009
          This EXCLUSIVE ETHANOL MARKETING AGREEMENT (this “Agreement”) is made as of the date first written above, and entered into and effective as of the Effective Date (as hereinafter defined), by and among Hawkeye Gold, LLC, a Delaware limited liability company (“Gold”), and ABE Fairmont, LLC, a Delaware limited liability company (“Producer”).
RECITALS
          WHEREAS, Producer operates an ethanol plant located in or around Fairmont, Nebraska (as the same may be expanded from time to time, including any conversion involving the use of new technology, the “Plant”);
          WHEREAS, Producer desires to sell to Gold, and Gold desires to purchase from Producer, all of the denatured fuel grade ethanol produced at the Plant (the “Ethanol”), all upon and subject to the terms and conditions set forth in this Agreement; and
          WHEREAS, capitalized terms used in this Agreement are used herein as defined in Section 45 hereof.
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gold and Producer hereby agree as follows:
     Section 1. Purchase Orders.
          a. Purchase Orders Generally. Gold shall use its commercially reasonable efforts to from time to time submit purchase orders or purchase contracts (each a “Purchase Order”) to Producer for purchases constituting, in the aggregate, the entire output of Ethanol from the Plant, each such Purchase order to be upon and subject to the terms and conditions of this Agreement. Gold’s analysis of the commercial reasonableness of a Purchase Order may include, among other factors, the performance and credit risk of the proposed end customer for the Ethanol in question.
          b. Form of Purchase Orders. Gold may place a Purchase Order with Producer orally, by email or by a written purchase order or contract in a form mutually acceptable to Producer and Gold. The terms of any Purchase Order may include a request for the sale and delivery of Ethanol on a one-time basis or on a daily, weekly, monthly, quarterly or other periodic basis. Each Purchase Order shall be irrevocable by Gold during the Acceptance Period (as defined below), unless and until it becomes a Rejected Purchase Order. A Purchase Order may take the form of (A) a Direct Fixed

Price Purchase Order (as defined below), (B) a Direct Index Price Purchase Order (as defined below), (C) a Terminal Storage Purchase Order (as defined below), or (D) a transportation swap or similar transaction that is mutually acceptable to Producer and Gold. Each Purchase Order shall be subject to the terms and conditions of this Agreement except, with respect to any Purchase Order, to the extent expressly set forth in writing in such Purchase Order.
     i. Direct Fixed Price Purchase Orders. Gold may place a Purchase Order with Producer for a fixed quantity of Ethanol to be sold for a fixed price-per-gallon to an end customer of Gold (each a “Direct Fixed Price Purchase Order”). Delivery Payments for Direct Fixed Price Purchase Orders will be paid by check of Gold or by wire transfer (according to Producer’s preference) on or before the earliest to occur of the date that is two Business Days after Gold receives payment for the relevant Ethanol from Gold’s customer and the first Business Day that is at least 20 days after the date on which the relevant Ethanol was loaded at the Plant (as evidenced by the date on which all Payment Documents for such shipment have been delivered).
     ii. Direct Index Price Purchase Orders. Gold may place a Purchase Order with Producer for a fixed quantity of Ethanol to be sold for based on a formula agreed upon between Gold and an end customer which formula takes into account standard benchmark daily prices for a given period (for example: the average Platt’s New York ethanol price-per-gallon for a given month), as specified in such Purchase Order (each a “Direct Index Price Purchase Order”). Gold and Gold’s end customer will agree on a pro forma initial purchase price-per-gallon for Ethanol delivered pursuant to a Direct Index Price Purchase Order (with respect to such Purchase Order, the “Pro Forma Price”). Delivery Payments of the applicable Pro Forma Price for Direct Index Price Purchase Orders will be paid by check of Gold or by wire transfer (according to Producer’s preference) on or before the earliest to occur of the date that is two Business Days after Gold receives payment for the relevant Ethanol from Gold’s customer and the first Business Day that is at least 20 days after the date on which the relevant Ethanol was loaded at the Plant (as evidenced by the date on which all Payment Documents for such shipment have been delivered); provided, however, that Delivery Payments for the sale of Terminal Storage Ethanol (as defined below) shall be paid in accordance with Section 1(b)(iii). For each delivery of Ethanol made pursuant to a Direct Index Price Purchase Order, Gold shall, no later than seven days after the end of the applicable calendar month during which a Delivery Payment was paid for such Ethanol, inform Producer of the Final Purchase Price. If the Final Purchase Price is lower than the Pro Forma Price of such Ethanol, Producer shall be liable for such difference (each, a “Producer True-Up Amount”) and Gold may, at its option, either (i)

invoice Producer for such Producer True-Up Amount, in which event Producer shall pay such Producer True-Up Amount to Gold within five days of the date on which such invoice is delivered to Producer; or (ii) include such Producer True-Up Amount in the Set-Off Amount deductible from a future Delivery Payment or set off against and withhold such Producer True-Up Amount from any Gold True-Up Amounts then due and payable. If, however, the Final Purchase Price is greater than the Pro Forma Price, then Gold shall, at its option, (i) pay such difference (each, a “Gold True-Up Amount”) to Producer within five days of Gold’s determination thereof, or (ii) set off such Gold True-Up Amount against any Set-Off Amount then due and owing to Gold.
     iii. Terminal Storage Purchase Orders. Gold may place a Purchase Order with Producer for a fixed quantity of Ethanol to be shipped to a terminal location (with respect to such shipment, the “Terminal Storage Ethanol”) unsold to an end customer with the intention of selling such Terminal Storage Ethanol en route or after delivery to the terminal (“Terminal Storage Purchase Orders”). Gold will determine and specify a Pro Forma Price for the Terminal Storage Ethanol in any Terminal Storage Purchase Order, to be used for Producer’s and Gold’s respective accounting purposes, but such Pro Forma Price will not represent the final Delivery Payment for such Terminal Storage Purchase Order. Gold will submit one or more Direct Fixed Price Purchase Orders or Direct Index Price Purchase Order for the Terminal Storage Ethanol when the applicable shipment is en route or after delivery to the terminal (each such Purchase Order, with respect to the Terminal Storage Ethanol, a “Supplemental Purchase Order”). Notwithstanding anything in this Agreement to the contrary, any Delivery Payment for Terminal Storage Ethanol will be paid by check of Gold or by wire transfer (according to Producer’s preference) on or before the earliest to occur of the date that is two Business Days after Gold receives payment for the relevant Terminal Storage Ethanol from Gold’s customer; and the first Business Day that is at least 20 days after the date on which the relevant Terminal Storage Ethanol was actually shipped or transferred to Gold’s end customer. Subject to Gold’s duties pursuant to Section 16(a)(i), in the event that any Terminal Storage Ethanol remains unsold for more than 30 days after delivery to the applicable storage terminal, Gold shall have the right and authority to sell such Terminal Storage Ethanol to such customer or customers as are determined by Gold, and without any notice to or further approval of Producer; provided, that upon consummation of any such sale, Gold shall make a Delivery Payment for such Terminal Storage Ethanol as though such sale were an Accepted Supplemental Purchase Order.

     Section 2. Acceptance or Rejection of Purchase Orders. Producer shall, in its sole discretion (based on Producer’s commercially reasonable judgment), accept or reject each Purchase Order, in whole, but not in part. Producer shall notify Gold of whether Producer accepts or rejects each particular Purchase Order within the time period specified in the Purchase Order, or if no time period is specified in the Purchase Order, by 5:00 p.m. (Ames, Iowa local time) on the date on which such Purchase Order is submitted (in either case, the “Acceptance Period”), and if Producer fails to notify Gold within the Acceptance Period, Producer shall be deemed to have rejected the Purchase Order. Gold reserves the right to require Producer to accept or reject any particular Purchase Order in writing. Producer hereby acknowledges that Gold will rely on Accepted Purchase Orders in its decisions to enter into third-party agreements for the sale of Ethanol to Gold’s end customers. In the event that Producer is unable to deliver Ethanol (due to unforeseen production shortfalls or otherwise) pursuant to the terms of a given Accepted Purchase Order, Gold will use its commercially reasonable efforts to restructure the corresponding third-party agreement or otherwise procure replacement ethanol for delivery to its end customer. If, as a result of Producer’s failure to deliver, Gold incurs costs in replacing such Ethanol or terminating such third-party agreement, Producer shall pay to Gold all such replacement or other costs incurred by Gold in fulfilling or terminating its obligations to the respective end customer (collectively “Replacement Costs”).
     Section 3. Payment Documents. As a precondition to Gold’s obligation to make the Delivery Payment for a given shipment of Ethanol, Gold shall have received from Producer all meter certificates, bills of lading and certificates of analysis (each in proper form) for such shipment (collectively, the “Payment Documents”). Notwithstanding anything in this Agreement to the contrary, if Gold has not received all Payment Documents for a given Ethanol shipment by the applicable payment date for such shipment, the Delivery Payment for such shipment shall instead be made on the second Business Day following the receipt of all Payment Documents for such shipment.
     Section 4. Optional Accelerated Delivery Payments. Producer may elect to receive Delivery Payments on a consistent weekly basis for a given calendar quarter (or quarters) by giving advance written notice of such election to Gold at least 14 days prior to the start of the first calendar quarter to which such notice applies, and specifying the quarter(s) to which such notice applies (each such notice, a “Payment Acceleration Notice”). Gold shall accept or reject each Payment Acceleration Notice within 10 days of Gold’s receipt thereof, and if Gold fails to notify Producer within such 10 day period, Gold shall be deemed to have accepted such Payment Acceleration Notice. Notwithstanding anything in this Agreement to the contrary, during any calendar quarter for which a Payment Acceleration Notice has been properly delivered to and accepted by Gold:
          a. Gold shall make Delivery Payments each Thursday for all Direct Shipments that were previously delivered to Gold and all Terminal Storage Shipments that were previously shipped to Gold’s customers, in each case for which a Delivery Payment has not previously been made and with respect to which the Payment

Documents were received by Gold on or before 11:59 p.m. on the preceding Sunday (each such date of payment, a “Payment Acceleration Date”);
          b. the Set-Off Amount that may be deducted from any Delivery Payment shall include an amount equal to 0.41% (such percentage, or such other percentage of which Gold may later notify Producer upon 10 days’ advance written notice, the “Surcharge Percentage”) multiplied by the amount of such Delivery Payment (such amount the “Acceleration Surcharge Amount”); and
          c. upon written notice to Producer of an increase in the Surcharge Percentage, Producer may, at its option, terminate any then-effective Payment Acceleration Notice at any time prior to the effective date of such increased Surcharge Percentage.
Notwithstanding anything in this Agreement to the contrary, Gold may, (i) upon 10 days’ advance written notice, terminate Producer’s right to submit and receive the benefits of future Payment Acceleration Notices, in which case, upon the expiration of any then-effective Payment Acceleration Notice(s), all Delivery Payments will be made pursuant to Section 1, and (ii) upon 10 days’ advance written notice terminate any then-effective Payment Acceleration Notice, in which case all remaining Delivery Payments will be made during such calendar quarter pursuant to Section 1.
     Section 5. Production and Loading Schedules.
          a. Production Schedules. From time to time as commercially reasonable and necessary, Producer shall provide to Gold production schedules that will to the best of Producer’s knowledge, accurately specify the Ethanol production schedule at the Plant for upcoming period of production broken down by week and by calendar month. Producer shall also provide to Gold, on a daily basis by 8:30 a.m. (Ames, Iowa local time), a status report regarding that day’s Ethanol inventory and production schedule for the Plant. Producer shall utilize its best efforts to produce the amount of Ethanol set out in its previously submitted production schedules and shall in all events fulfill each Accepted Purchase Order.
          b. Loading Schedules. Gold shall schedule the loading and shipping of Ethanol which becomes the subject of an Accepted Purchase Order, and shall provide Producer with daily or other periodic loading schedules (each a “Loading Schedule” and, collectively, the “Loading Schedules”) specifying the quantities of Ethanol to be removed from the Plant each day, and specifying the method of removal (i.e., by truck or rail), with sufficient advance notice so as to allow Producer, acting in a commercially reasonable manner, to timely perform Producer’s loading and related obligations under this Agreement. Gold shall determine whether each shipment of Ethanol shall be shipped by truck or rail.
          c. Cooperation. To ensure that Gold can satisfy its contractual commitments with Gold’s customers, Producer and Gold shall cooperate in coordinating production schedules and loading schedules, including by promptly notifying the other of any changes in, respectively, any production schedules or loading schedules delivered under this Section 5; provided, however, that Gold shall be entitled to act and rely upon each Accepted Purchase Order, each Eight Week Schedule provided by Producer and each loading schedule provided by Gold.
     Section 6. Delivery, Storage, Loading, Title.
          a. Delivery. The place of delivery for all Ethanol shall be the Plant. Producer shall grant and allow Gold and the Carriers access to the Plant in a manner and at all times reasonably necessary and appropriate for Gold to take delivery of Ethanol in accordance with the Loading Schedules.
          b. Producer to Provide Trucks and Railcars. Producer shall utilize Producer’s best efforts to obtain access to and the use of the number of trucks and railcars, through ownership, lease or other arrangement, as Gold, pursuant to Section 7, advises Producer may be necessary from time to time for the shipment of the Ethanol (collectively, the “Carriers”). All Carriers must be approved by Gold (such approval not to be unreasonably withheld). Producer shall make the Carriers available to Gold for the loading, shipment and transportation of Ethanol, and Gold shall have the right to direct the Carriers for and on behalf of Producer. Producer shall also be responsible for negotiating the rates and other terms of all rail and freight contracts (the “Rail Contracts”).
          c. Payment of Freight Costs by Producer. Producer shall be responsible for, and shall timely pay, all fees, costs, expenses and other amounts incurred or payable in connection with the pick-up, shipment, delivery or other transportation of Ethanol to Gold’s customers, or, in the event of an Accepted Terminal Storage Purchase Order, to the storage facility or terminal in question, including all amounts payable under the Rail Contracts and to the Carriers and all freight, express bills, terminal fees, insurance, taxes and all other related or similar costs, expenses, charges, fees and other amounts (collectively, the “Freight Costs”). Producer shall provide Gold with satisfactory evidence of the Freight Costs for each shipment of Ethanol from the Plant (each, a “Freight Cost Report”). If Gold pays any Freight Costs (“Gold Freight Costs”), Gold may, at its option, either (i) invoice Producer for such Gold Freight Costs, in which event Producer shall reimburse Gold for all such Gold Freight Costs within 5 days of Producer’s receipt of an invoice therefor from Gold; or (ii) include such Gold Freight Costs in the Set-Off Amount deductible from future Delivery Payments, pursuant to the definition of “Delivery Payment,” and/or set off against and withhold such Gold Freight Costs from any Gold True-Up Amounts payable hereunder.
          d. Storage. Gold may store the Ethanol that is the subject of an Accepted Storage Purchase Order on such storage terms as are determined by Gold. Producer acknowledges that all Ethanol that is in storage will likely be in commingled storage with ethanol of various third parties, including ethanol that Gold has purchased from Other Clients. Gold shall have the right and authority to treat all ethanol that Gold has in storage, including Ethanol in storage pursuant to an Accepted Storage Purchase Order and whether or not in commingled storage, as fungible, and to exchange or otherwise allocate any such ethanol between or among Producer, Other Clients and third parties as Gold determines to be necessary or appropriate to effectuate sales of the ethanol, to meet any inventory residence time restrictions or requirements, or otherwise.
          e. Payment of Allocated Storage Costs by Producer. On a monthly basis, Gold shall either (i) invoice Producer for any or all of its Allocated Storage Costs, in which event Producer shall pay such Allocated Storage Costs to Gold within five days of Producer’s receipt of an invoice therefor from Gold; or (ii) include such Allocated Storage Costs in the Set-Off Amount deductible from future Delivery Payments, pursuant to the definition of “Delivery Payment,” and/or set off against and withhold such Allocated Storage Costs from any Gold True-Up Amounts payable hereunder.
          f. Delivery of Payment and Other Documents and Information.
     i. Producer shall provide Gold with a certificate of analysis in form and content consistent with industry standards, legal requirements, the reasonable requirements of Gold’s customers and otherwise reasonably acceptable to Gold for each truck and rail car of Ethanol which is sold to Gold pursuant to this Agreement. Producer shall also provide Gold each day, weekends and holidays excluded, with meter certificates and bills of lading for the previous day’s deliveries of Ethanol to Gold. The meter certificates and bills of lading with respect to any deliveries that are made on a weekend or a holiday will be provided to Gold on the next succeeding Business Day. All meter certificates and bills of lading provided by Producer must meet and comply with industry standards, the reasonable requirements of Gold’s customers and the requirements of all applicable laws, rules and regulations. Producer shall provide Gold with a Freight Cost Report for each shipment of Ethanol as soon as it is available, but in all events prior to the Delivery Payment for the Ethanol in question.
     ii. Producer is responsible for complying with, and generating all reports, documents and information required under, all federal, state or other laws, rules or regulations in any way related to volume accounting or the tracking, labeling or other identification of ethanol, including the renewable identification number requirements of the U.S. Environmental Protection Agency.
     iii. Producer shall also provide Gold, within such time period as is reasonably specified by Gold, with all such other documentation and information as may from time to time become necessary or appropriate under industry standards or applicable laws, rules or regulations.
          g. Producer Storage Space. Producer shall provide storage space at the Plant for a minimum of 10 days of Ethanol production at the Plant (the “Maximum

Storage”), with the number of gallons of storage of Ethanol available at the Plant based on the current production capacity of the Plant being set forth below Producer’s signature to this Agreement, and such storage space shall be continuously available for Gold’s use for storage of Ethanol, without charge to Gold.
          h. Loading.
     i. Subject to Section 6(b) and Section 6(c), Gold shall arrange for trucks or railcars of the Carriers to be at the Plant for pick-up of Ethanol in accordance with the Loading Schedules.
     ii. Producer shall timely provide and supply, without charge to Gold, all facilities, equipment and labor necessary to load the Ethanol into a given Carrier’s trucks or railcars at the Plant in accordance with the Loading Schedules. Producer shall be liable and responsible for all demurrage and other costs and expenses arising from Producer’s failure to timely satisfy and meet Gold’s loading schedules. Producer agrees that all railcars shall be loaded to full visible capacity at the Plant and shall be sealed prior to leaving the Plant. Producer shall maintain all loading facilities and equipment at the Plant in accordance with industry standards and in good and safe operating condition and repair, subject to ordinary wear and tear and depreciation.
          i. Handling of Ethanol. Producer shall handle the Ethanol during the loading process in a good and workmanlike manner and in accordance with industry practices and Gold’s reasonable requirements, including with respect to shrinkage in quantity. Producer shall visually inspect all trucks and railcars for cleanliness in order to avoid contamination of the Ethanol and shall assure that the trucks and railcars are not overfilled at the Plant.
          j. Title and Risk of Loss. The title to, and all risk of loss of, all Ethanol which is purchased by Gold (including pursuant to an Accepted Terminal Storage Purchase Order) shall automatically pass from Producer to Gold at the time after both (i) the Ethanol has crossed the loading flange between the Plant and the truck or railcar, as the case may be, of the Carrier and (ii) the Payment Documents for the applicable shipment have been delivered to Gold.
     Section 7. Gold Consulting Regarding Trucks and Railcars.
          a. Gold shall consult with Producer regarding the number of trucks and railcars that may be needed from time to time to ship the Ethanol. Gold shall not have any liability or responsibility with respect to or for the lease or other arrangements of Producer regarding any trucks or railcars or otherwise for or with respect to the Carriers, including for any acts or omissions of the Carriers.

          b. Gold shall utilize commercially reasonable efforts to coordinate the scheduling of Producer’s railcars for Producer in a cost effective manner, but Producer acknowledges that the efficient use of Producer’s railcars depends on various factors, many of which are outside of Gold’s control, including general market conditions for ethanol, general railroad and freight conditions, the frequency of Accepted Purchase Orders, the delivery times under Accepted Purchase Orders and the locations and related transportation periods which apply to Gold’s customers for Ethanol.
     Section 8. Quantity of Ethanol.
          a. The quantity of Ethanol delivered to Gold under this Agreement shall be definitively established by outbound meter certificates obtained from meters of Producer that are properly certified as of the time of loading in accordance with any requirements imposed by any governmental or regulatory authorities and that otherwise comply with all applicable laws, rules and regulations. The quantity of Ethanol shall be determined and expressed in net temperature-corrected gallons in accordance with customary industry weights, measures and standards, which as of the date of this Agreement require Ethanol to be delivered in gallons which have been temperature corrected to 60 degrees Fahrenheit. Producer shall bear and be responsible for any errors created or caused by Producer’s meters.
          b. The current monthly nameplate production capacity of Ethanol at the Plant is set forth below Producer’s signature to this Agreement (the “Monthly Production”). Producer may, however, expand the capacity of the Plant. If Producer determines to expand the capacity of the Plant, Producer shall give Gold reasonable notice of such increased capacity so that Gold can effectively market any additional Ethanol produced. Such notice will include written notice of: (i) such expansion at least six months before the estimated substantial completion date of the construction activities related to such expansion, and (ii) the new Monthly Production amount by no later than the substantial completion date of the expansion. Notwithstanding anything in this Agreement to the contrary, if Gold determines that it can not market the additional Ethanol produced by such expanded capacity, Gold may provide written notice to Producer at least 30 days before the estimated date of substantial completion that the new Ethanol will not be covered by this Agreement, in which case Gold shall have no obligation to market such additional production.
     Section 9. Quality of Ethanol.
          a. Producer acknowledges that Gold intends to sell the Ethanol as motor fuel quality ethanol, and that the Ethanol is subject to industry standards and governmental standards. Producer represents and warrants to Gold that all Ethanol, in the form loaded onto the truck or railcar of the Carrier: (i) shall meet or exceed the standards, specifications and other requirements set forth in Exhibit A (attached hereto), as Exhibit A may be amended, restated, amended and restated, supplemented or otherwise modified from time to time by Gold (as provided below); (ii) shall comply with all applicable governmental laws, rules, regulations, standards and specifications, including with respect to quality, composition, naming and labeling; and (iii) may lawfully be introduced into interstate commerce.
          b. Gold may amend, restate, supplement or otherwise modify Exhibit A at any time and from time to time as Gold deems necessary or appropriate to comply with any changes in industry standards or applicable federal or state laws, rules or regulations, with each such amended, restated, supplemented or otherwise modified Exhibit A to be effective with respect to all Accepted Purchase Orders which become such after the date of Producer’s receipt of such updated Exhibit A from Gold.
     Section 10. Rejection of Ethanol by Gold.
          a. Gold may reject, before or after delivery, any Ethanol that fails to conform to Section 9 or is otherwise unsaleable because of a failure to meet industry standards or the requirements of any applicable law, rule or regulation; provided, however, that Producer must receive written notice of rejection of a load of Ethanol on such basis from Gold within two days of the delivery of such Ethanol to the end customer of Gold or such Ethanol shall be deemed to be accepted by Gold, but such deemed acceptance shall not constitute a waiver of or otherwise affect any other rights or remedies of Gold under this Agreement, at law, in equity or otherwise.
          b. If any Ethanol is seized or condemned by any governmental authority for any reason other than the failure of Gold to comply with any term of this Agreement (any such seizure or condemnation, a “Governmental Seizure”), the Governmental Seizure shall automatically constitute a rejection by Gold of the Ethanol which is the subject of the Governmental Seizure, and Gold shall have no obligation to offer any defense in connection with the Governmental Seizure. Gold shall, however, notify Producer of the Governmental Seizure within two days of Gold receiving notice of the Governmental Seizure. Gold shall also reasonably cooperate with Producer, but at Producer’s cost and expense, in defending against or otherwise contesting the Governmental Seizure.
          c. If any Ethanol is rejected by Gold (any such Ethanol, “Rejected Ethanol”), Gold will, in the following order:
     i. Use reasonable efforts to assist Producer in identifying a use or market for the Rejected Ethanol, which may include sale of the Rejected Ethanol in industrial markets or reprocessing such rejected Ethanol; or
     ii. Offer Producer a reasonable opportunity, but in no event to exceed 24 hours following rejection, to examine and take possession of the Rejected Ethanol, at Producer’s cost and expense, but only if Gold reasonably determines that the condition of the Rejected Ethanol and the other circumstances permit such examination and delivery prior to disposal of the Rejected Ethanol; or

     iii. Dispose of the Rejected Ethanol in the manner as directed by Producer, and at Producer’s cost and expense, but subject to the requirements of applicable laws, rules and regulations and to any customer or other third party rights; or
     iv. If Producer fails to direct Gold to dispose of the Rejected Ethanol or directs Gold to dispose of the Rejected Ethanol in a manner inconsistent with applicable laws, rules or regulations or with any customer or other third party rights, then Gold may dispose of the Rejected Ethanol as determined by Gold or return the Rejected Ethanol to Producer, in either event at Producer’s cost and expense.
          d. Gold’s obligation with respect to any Rejected Ethanol shall be fulfilled upon Producer taking possession of the Rejected Ethanol, the disposal of the Rejected Ethanol or the return of the Rejected Ethanol to Producer, as the case may be, in accordance with subsection 10(c)(i), (ii) or (iii) above.
          e. Producer shall reimburse Gold for all costs and expenses incurred by Gold for storing, transporting, returning, disposing of, or otherwise handling Rejected Ethanol, and Gold shall provide Producer with reasonable substantiating documentation for all such costs and expenses. Producer shall also refund any amounts paid by Gold to Producer for Rejected Ethanol within 5 days of the date of Producer’s receipt of Gold’s written notice of the rejection. Gold has no obligation to pay Producer for Rejected Ethanol, and Gold may deduct from payments otherwise due from Gold to Producer under this Agreement the amount of any reimbursable costs or any required refund by Producer as described above. Gold’s rights and remedies under this Section 10 are not exclusive, and Gold shall also have all other rights or remedies available to Gold under this Agreement, at law, in equity or otherwise for Producer’s failure to deliver Ethanol that complies with this Agreement and to otherwise meet and fulfill the Accepted Purchase Order in question.
          f. If any Ethanol is rejected by Gold following the transfer of title and risk of loss to Gold under Section 6(j), title and risk of loss shall automatically and fully revert to Producer effective upon the rejection of the Ethanol.
     Section 11. Testing and Samples.
          a. If Producer knows or has reason to believe that any Ethanol does not comply with Section 9 or may be subject to rejection under Section 10, Producer shall promptly notify Gold so that such Ethanol can be tested by Gold or by an independent laboratory selected by Gold. If Gold knows or has reason to believe that any Ethanol does not comply with Section 9 or may be subject to rejection under Section 10, then Gold may test, or may obtain independent laboratory tests of, such Ethanol. If the test was initiated by Gold pursuant to the preceding sentence and if the Ethanol is tested and found to comply with Section 9 and to not be subject to rejection under Section 10, then

Gold shall be responsible for the costs of testing such Ethanol. Producer shall be responsible for all testing costs in all other circumstances.
          b. Producer will take an origin sample of Ethanol from every truck and railcar loaded with Ethanol at the Plant, using sampling methodology that is consistent with then prevailing industry standards. Producer will label and number the samples to indicate the date of loading and the truck or railcar number, and will retain the samples for a period consistent with industry standards and applicable laws, rules and regulations, but in no event for less than six months. Producer shall make such samples available to Gold upon any request by Gold. Gold has the right to witness the taking of such samples at any time and from time to time.
     Section 12. Gold Marks.
          a. Gold may market and sell the Ethanol under such names, marks, brands and logos as are determined by Gold from time to time, in its sole discretion (collectively, the “Marks”). The Marks shall at all times be the sole and exclusive property of Gold, and Gold reserves to itself all rights, entitlements and benefits of ownership and property of every kind and nature whatsoever in, to or in any way arising from or related to the Marks, including all goodwill.
          b. Producer shall not utilize any of the Marks without the prior written consent of Gold, which consent may be withheld in Gold’s sole discretion. Any permitted use of any Mark by Producer shall not grant Producer any rights in the Mark, other than as a nonexclusive licensee, and shall in each event be (i) limited in scope, area, use and otherwise in accordance with the express consent as granted by Gold; (ii) in strict accordance with Gold’s policies and requirements as established by Gold from time to time, in its sole discretion, regarding the use of the Marks; (iii) nonassignable and nontransferable, whether voluntarily or involuntarily; and (iv) terminable at any time upon the giving of written notice by Gold, with or without cause, and in the absence of any such written notice, terminated automatically and immediately upon the effective time of the termination of this Agreement.
     Section 13. Taxes, Fees and Expenses. Producer shall be responsible for all taxes, fees and charges assessed or imposed on the Ethanol by any governmental authority or industry organization with respect to the sale and delivery of the Ethanol to Gold as contemplated by this Agreement, including for branding, packaging, inspection, or otherwise. If any such taxes, fees or charges are paid by Gold, Producer shall reimburse Gold for such taxes, fees and charges within 5 days of the date of Gold’s invoice therefor to Producer, which invoice shall be accompanied by reasonable supporting documentation. Gold shall consult with Producer regarding any taxes, fees or charges payable by Producer under this Section 13 and the related governmental or industry requirements and standards.
     Section 14. Duties of Producer. In addition to Producer’s other duties and obligations under this Agreement, Producer agrees as follows:

          a. Exclusivity. Producer shall not sell or otherwise dispose of any Ethanol to any person other than Gold during the term of this Agreement; provided, however, that if Producer’s on-hand supply of Ethanol is reasonably expected to exceed Producer’s Maximum Storage because no Purchase Orders have been received from Gold to sell Ethanol or because all Purchase Orders have been properly rejected by Producer and, but for this paragraph, Producer would have to cease production of Ethanol (due to its inability to continue storing such Ethanol), then to the extent no Accepted Purchase Orders remain outstanding and no additional Purchase Orders are Accepted, Producer may sell Ethanol to third parties as necessary in order to maintain an on-hand supply of Ethanol that is equal to five days’ storage, and thereby facilitate the production of additional Ethanol (each such sale a “Storage Limit Sale”); provided, further, that in connection with each Storage Limit Sale, Producer shall pay to Gold, within 5 days of receipt by Purchaser of payment for such Storage Limit Sale, an amount equal to the Marketing Fee that Gold would have received if such sale were made pursuant to this Agreement.
          b. Producer shall cooperate with Gold in the performance of Gold’s services under this Agreement, including by (i) providing Gold in a timely manner with any records or information that Gold may reasonably request from time to time as part of Gold’s marketing of the Ethanol; and (ii) furnishing any representative of Gold who may be working at the Plant from time to time with reasonable administrative support, office space and other facilities and supplies.
          c. Producer shall maintain the Plant in good and safe operating repair and condition, subject to ordinary wear and tear and depreciation.
          d. Producer shall at all times have designated to Gold one or more employees of Producer who shall have authority to act for and on behalf of Producer under this Agreement, including for purposes of accepting Purchase Orders (each, a “Producer Representative”). Producer may change the identity of any Producer Representative at any time, but no change shall be effective with respect to Gold unless and until Gold has received written notice of such change. Any action taken by a Producer Representative shall bind Producer and may be relied and acted upon by Gold without inquiry to, or confirmation from, Producer or any other Producer Representative. Producer’s initial Producer Representative is identified below Producer’s signature to this Agreement.
          e. Producer shall provide Gold with not less than three months prior written notice of any material change in any of the technology that is from time to time utilized at the Plant.
          f. Producer shall utilize meters at the Plant that measure both gross and net 60 degrees Fahrenheit temperature-corrected gallons of Ethanol.

          g. Producer shall perform its duties and obligations under this Agreement and operate the Plant in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations.
          h. Producer shall promptly, but in any event within 24 hours, advise Gold of any material problems with respect to any Ethanol or the Plant, including any unscheduled shutdowns or downtime at the Plant.
          i. Producer shall promptly, but in any event within 24 hours, advise Gold of any matter regarding any Ethanol that raises an issue of the compliance of the Ethanol with this Agreement or any governmental laws, rules or regulations or industry standards.
          j. Producer shall obtain and continuously maintain in effect any and all governmental or other consents, approvals, authorizations, registrations, licenses or permits that are necessary or appropriate for Producer to fully and timely perform all of its duties and obligations under this Agreement.
     Section 15. Duties of Gold. In addition to Gold’s other duties and obligations under this Agreement, Gold agrees as follows:
          a. Gold shall use commercially reasonable efforts to (i) attempt to achieve the highest per gallon customer sales price available for Ethanol under the prevailing market conditions at the time of sale by Gold; and (ii) submit Purchase Orders to Producer on such a periodic basis as in necessary to permit Producer to produce Ethanol at the Plant in accordance with the expected rate of production as reflected in Producer’s production schedules delivered to Gold.
          b. Gold shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations.
          c. In relation to sales between Producer and the other producers for which Gold markets ethanol for sale, including Affiliates of Gold (each such other ethanol plant, an “Other Client” and, collectively, the “Other Clients”), Gold shall submit purchase orders for ethanol in a commercially reasonable manner taking into account appropriate commercial factors including (without limitation) geographical considerations, a given producer’s risk management preferences, shipping and storage costs, customer relationships and customer requests, and pre-existing contractual obligations.
          d. Gold will deliver to Producer (i) a bi-weekly report (each, a “Bi-Weekly Transparency Report”) within 5 days of the end of each two week period showing all of Gold’s sales of, or trades in, ethanol during the prior two week period and (ii) a monthly report (each, a “Monthly Summary Report”) within 14 days of the end of each calendar month showing all of Gold’s sales of, or trades in, Producer’s Ethanol during the calendar month, and all contractual commitments that Gold had in place for Producer regarding any Ethanol as of the close of the calendar month.
          e. Gold shall be responsible and liable for Gold’s relationship and dealings with all third party purchasers of Ethanol from Gold, including with respect to and for billing, collections and account servicing and management, and Gold shall bear all credit and collection risk with respect to Gold’s sales of Ethanol to third parties.
          f. Gold shall promptly, but in any event within 24 hours, advise Producer of any material problems or questions raised by any customer of Gold with respect to any Ethanol.
          g. Gold shall promptly, but in any event within 24 hours, advise Producer of any matter regarding any Ethanol which comes to the attention of Gold which raises an issue of compliance of the Ethanol with this Agreement or any governmental laws, rules or regulations or industry standards.
          h. Gold shall obtain and continuously maintain in effect any and all governmental or other consents, approvals, authorizations, registrations, licenses or permits which are necessary or appropriate for Gold to fully and timely perform all of its duties and obligations under this Agreement.
          i. Gold shall reasonably consult with Producer regarding freight rates and prices and trends in the ethanol markets.
     Section 16. Representations and Warranties of Gold. Gold represents and warrants to Producer, both as of the date of this Agreement and again with each Accepted Purchase Order, as follows:
          a. Gold is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business, except, in each case, where the failure to be or do so could not reasonably be expected to have a material and adverse effect upon the transactions contemplated by this Agreement.
          b. This Agreement has been duly authorized, executed and delivered by Gold, and constitutes the legal, valid and binding obligation of Gold, enforceable against Gold in accordance with its terms. Gold has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Gold have been taken to authorize the execution, delivery and performance of this Agreement.
          c. The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Gold or of any material agreement, document or instrument to which Gold is a party or by which Gold or any of its assets or properties are bound.
          d. There is no civil, criminal or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Gold, threatened, against Gold, which could reasonably be expected to have a material adverse effect upon the transactions contemplated by this Agreement or Gold’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.
     Section 17. Representations and Warranties of Producer. Producer represents and warrants to Gold, as of the date of this Agreement and again with each Accepted Purchase Order, as follows:
          a. Producer is duly organized, validly existing and in good standing under the laws of the state under which Producer was organized, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business except, in each case, where the failure to be or do so could not reasonably be expected to have a material and adverse effect upon the transactions contemplated by this Agreement.
          b. This Agreement has been duly authorized, executed and delivered by Producer, and constitutes the legal, valid and binding obligation of Producer, enforceable against Producer in accordance with its terms. Producer has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Producer have been taken to authorize the execution, delivery and performance of this Agreement.
          c. The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Producer or of any material agreement, document or instrument to which Producer is a party or by which Producer or any of its assets or properties are bound.
          d. There is no civil, criminal or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Producer, threatened, against Producer, which could reasonably be expected to have a material adverse effect upon the transactions contemplated by this Agreement or Producer’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.
          e. All Ethanol shall be delivered and sold to Gold by Producer free and clear of all liens, restrictions on transferability, reservations, security interests, financing statements, licenses, mortgages, tax liens, charges, contracts of sale, mechanics’ and statutory liens and all other liens, claims, demands, restrictions or encumbrances whatsoever.

     Section 18. No Other Warranties. Except for the express warranties set forth in Sections 9, 16 and 17, neither Gold nor Producer make any express warranties whatsoever regarding any Ethanol or any other thing or matter whatsoever, and Gold and Producer hereby exclude and disclaim in entirety all implied warranties whatsoever, including the implied warranties of merchantability, noninfringement and fitness for a particular purpose, with respect to all Ethanol and all other things and matters whatsoever. For example, Gold makes no representation or warranty that Gold will be able to sell any Ethanol at profitable prices or at all.
     Section 19. No Indirect Damages; Statute of Limitations.
          a. Except as provided in the following paragraph, under no circumstances or theories shall Gold or Producer be liable to the other for any lost profits, business or goodwill, or for any exemplary, special, incidental, consequential, punitive or indirect damages whatsoever, that in any way relate to, are connected with or arise out of this Agreement (even if Gold or Producer, as the case may be, knew or should have known of the possibility of any such damages), including any such damages related to, connected with or arising out of any (y) performance or nonperformance by Gold or Producer, or (z) use, sale or liability regarding any Ethanol.
          b. Notwithstanding the foregoing or any other term of this Agreement that may appear to be the contrary, Gold and Producer acknowledge and agree that the preceding paragraph is not applicable to, and accordingly does not limit the scope or extent of Producer’s liability under or with respect to Section 9 or Gold’s or Producer’s liability under or with respect to (i) Sections 20 or 21; or (ii) any act or omission of Gold or Producer, as the case may be, or of their respective employees or agents, that is, in whole or in part, grossly negligent or reckless or that constitutes willful or wanton misconduct, fraud or an intentional tort.
          c. Any claim, suit, action or other proceeding for any breach or nonfulfillment of, or default under, any term or condition of this Agreement must be commenced within two years of the date on which the breach, non-fulfillment or default occurred, or such claim, suit, action or proceeding shall be lost and forever barred.
     Section 20. CONFIDENTIALITY.
          a. Gold and Producer acknowledge that they may have access to Confidential Information of the other, and that it is necessary for the other to prevent the unauthorized use or disclosure of the other’s Confidential Information. Accordingly, and in further consideration for this Agreement, Gold and Producer covenant and agree that they shall not, during the term of this Agreement or at any time within two years following the effective date of the termination of this Agreement (whether this Agreement is terminated by Gold, by Producer or by mutual consent, and for whatever reason or for no reason), directly or indirectly, engage in or take or refrain from taking any action or inaction that may lead to the use or disclosure of any Confidential

Information of the other by or to any person, or use or disclose any Confidential Information of the other for their own benefit; provided, however, that Gold and Producer may (i) make disclosures of and regarding this Agreement to their respective legal counsel and accountants, and (ii) use and disclose the other’s Confidential Information during the term of this Agreement as necessary or reasonably appropriate to Gold’s or Producer’s, as the case may be, performance of their duties and obligations under this Agreement, including, with respect to Gold, its marketing and sale of the Ethanol to third parties. Gold may also use and disclose Producer’s Confidential Information for purposes of Gold’s compliance with any terms similar to Sections 15(a) or 15(c) that are included in any agreements of Gold with Other Clients.
          b. In addition, and notwithstanding any of the foregoing, Gold and Producer may disclose Confidential Information of the other as may be required from time to time by any court order, governmental action, legal process or by applicable law, rule or regulation; provided, however, that in such event they shall, if permitted under the terms of such order, action, process, law, rule or regulation, first give written notice to the other and shall reasonably cooperate, but at the other’s sole cost and expense, in the other’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority. Notwithstanding the preceding sentence, however, Gold and Producer may, without the consent of the other, make such disclosures and filings of this Agreement and the transactions contemplated hereby as Gold or Producer, as the case may be, from time to time is advised by counsel to be necessary or appropriate under, or as may be required in connection with, (i) the federal and applicable state securities laws, rules or regulations, including the Securities Exchange Act of 1934 and the various rules and regulations promulgated pursuant thereto; provided, however, that Gold or Producer, as the case may be, shall cooperate with the other in requesting confidential treatment in all filings under the Securities Exchange Act of 1934 for all pricing and payment information and all such other information as may be reasonably requested by the other; and (ii) any debt or equity financing or insurance coverage as may from time to time be pursued or obtained by Gold or Producer or any Affiliate of Gold or Producer, as the case may be, including to any prospective or actual lenders or investors and to actual or potential participants, assignees or transferees of any such lender or in connection with a foreclosure, assignment in lieu of foreclosure or the exercise of any rights or remedies by any such lender. Gold or Producer shall, where reasonably practicable, give the other prior written notice of the fact that they intend to make a disclosure pursuant to the preceding sentence.
          c. As provided above, Gold’s and Producer’s respective obligations under this Section 20 shall in all events end and terminate on the date that is two years following the effective date of the termination of this Agreement.
          d. Nothing in this Section 20 is intended or shall be construed as requiring Gold or Producer to furnish any Confidential Information to the other, except to the extent necessary or reasonably appropriate for the other to perform and provide the services and duties required of such party under this Agreement.

     Section 21. Nonsolicitation Covenants.
          a. Gold and Producer shall not, respectively, during the term of this Agreement or at any time within two years of the effective date of the termination of this Agreement (whether this Agreement is terminated by Gold, by Producer or by mutual consent, and for whatever reason or for no reason), directly or indirectly, solicit or contact any employee of the other for purposes of employing or otherwise retaining such employee without the express prior written consent of the other, which consent may be withheld in Gold’s or Producer’s, as the case may be, sole discretion. This Section 21 shall not, however, prohibit general, nontargeted solicitation such as general advertisements.
     Section 22. Reasonableness of Covenants.
          a. Gold and Producer acknowledge and agree that the covenants set forth in Section 20 and Section 21 are reasonable and are necessary and appropriate to protect the justifiable business interests of, respectively, Gold and Producer, and are not to be limited or restricted in any way or found to be or held by any court or other applicable authority to be unenforceable or invalid because of the scope of the area, actions subject thereto or restricted thereby, the time period over which the covenants are applicable, or otherwise. Without limiting Section 34, and in addition thereto, in the event any of the covenants set forth in Section 20 or Section 21 are deemed by a court or other applicable authority, notwithstanding the foregoing, to be too broad in terms of the scope of the area, actions subject thereto or restricted thereby, the time period over which the covenants are applicable, or otherwise, Gold and Producer expressly authorize and direct the court and/or such other applicable authority to enforce each and all of the covenants contained in Section 20 and Section 21 to the full and maximum extent the court or such other applicable authority, as the case may be, deems permissible.
          b. Gold and Producer also agree that a breach or imminent breach by them of Section 20 or Section 21 shall constitute a material breach of this Agreement for which the other will not have an adequate remedy at law, and that the other’s remedies upon a breach or imminent breach by them of Section 20 or Section 21 therefore include the right to preliminary, temporary and permanent injunctive relief restraining them and their employees and agents from any further violation of Section 20 or Section 21, as the case may be, and without any requirement that the party pursuing such injunctive relief prove any monetary loss or post any bond or other form of collateral or security in order to be able to pursue, obtain or maintain any such injunctive relief.
     Section 23. Effective Date / Term. This Agreement shall be effective as of the earlier of (a) the date that is six months after the date first set forth above, and (b) such earlier date as Producer and Gold, through their mutual exercise of commercially reasonable efforts, are able to implement the terms hereof (the “Effective Date”). The initial term of this Agreement shall be for a period of two years following the Effective Date (the “Initial Term”), unless terminated earlier under Section 24. This Agreement shall automatically renew for successive 18-month terms (each, a “Renewal Term”)

following the expiration of the Initial Term or the Renewal Term then in effect, as the case may be, unless Gold or Producer gives the other written notice of their election not to renew, for whatever reason or for no reason, at least 180 days prior to the end of the Initial Term or the Renewal Term then in effect, as the case may be, or this Agreement is terminated earlier under Section 24.
     Section 24. Termination. Producer and Gold shall have the right to terminate this Agreement as follows:
          a. Producer may terminate this Agreement at its option in any of the following events: (i) the failure by Gold to make any payment to Producer when due, if such nonpayment has not been fully cured within 8 days of Gold’s receipt of written notice thereof from Producer; (ii) any breach or nonfulfillment of or any default under any term or condition of this Agreement by Gold (other than a payment obligation), if such breach, nonfulfillment or default is not fully cured by Gold within 10 days of Gold’s receipt of written notice thereof from Producer; (iii) upon the giving of written notice by Producer to Gold, without any opportunity for cure by Gold, in the event of the dissolution or liquidation of, appointment of a trustee or receiver of or for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor/creditor, receivership or similar or related law by or against Gold.
          b. Gold may terminate this Agreement at its option in any of the following events: (i) the failure by Producer to make any payment to Gold when due, if such nonpayment has not been fully cured within 8 days of Producer’s receipt of written notice thereof from Gold; (ii) any breach or nonfulfillment of or any default under any term or condition of this Agreement by Producer (other than a payment obligation), if such breach, nonfulfillment or default is not fully cured by Producer within 10 days of Producer’s receipt of written notice thereof from Gold; or (iii) upon the giving of written notice by Gold to Producer, without any opportunity for cure by Producer, in the event of the dissolution or liquidation of, appointment of a trustee or receiver of or for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor/creditor, receivership or similar or related law by or against, Producer.
          c. This Agreement may be terminated by Producer or by Gold if such termination is required by any governmental or regulatory authority, and any such termination shall be effective on the earlier of: (i) the date required by such governmental or regulatory authority, or (ii) the thirtieth day following the giving of written notice of termination pursuant to this subparagraph (c) by Producer or Gold, as the case may be, to the other.
          d. This Agreement may also be terminated (i) as provided in Section 27 or (ii) by mutual consent of both Gold and Producer.

          e. Gold and Producer shall continue to comply with and otherwise perform under this Agreement during any notice or cure periods provided for above in this Section 24, including with respect to the acceptance or rejection of Purchase Orders in accordance with Sections 1 and 2.
     Section 25. Effect of Termination.
          a. The termination of this Agreement, by Gold or Producer, and for whatever reason or for no reason, shall not affect any liability or obligation of Gold or Producer under this Agreement which shall have accrued prior to or as a result of such termination, including any liability for loss or damage on account of breach, nor shall the termination of this Agreement (by Gold or Producer, and for whatever reason or for no reason) affect the terms or provisions of this Agreement that contemplate performance or continuing obligations beyond the termination of this Agreement, including the obligations of, as applicable, Gold and/or Producer under Sections 12, 20, 21, 35 and 36.
          b. Upon the termination of this Agreement by Gold or Producer, and for whatever reason or for no reason, Producer and Gold shall be and remain responsible for selling and purchasing, in accordance with the terms and conditions of this Agreement, all Ethanol that is the subject of Accepted Purchase Orders (including Accepted Storage Purchase Orders) on the effective date of the termination of this Agreement but that have not yet been performed on the effective date of the termination of this Agreement (including with respect to Accepted Terminal Storage Purchase Orders), and this Agreement (including Sections 1 through 4) shall also continue for that limited purpose.
     Section 26. Audit Rights.
          a. Gold and Producer shall each maintain complete, accurate and up-to-date records of their activities with respect to, as applicable, the production, delivery, shipment and sale of Ethanol pursuant to this Agreement (collectively, and in general, the “Records”). Gold and Producer shall maintain each of their respective Records for a period of not less than two years from the date of the creation of the particular Record in question.
          b. Gold and Producer shall each have the right, upon reasonable notice to the other, to review or to have a mutually acceptable third party (the “Reviewer”) review, the Records of the other during normal business hours for the sole purpose of determining the accuracy of any payment, invoice, statement, report or other document provided by the other under this Agreement; provided, however, that (i) neither Gold nor Producer shall have the right to cause a review of the Records of the other more than once during any calendar quarter; and (ii) once the Records of Gold or Producer, as the case may be, for any given period of time have been reviewed pursuant to this Section 26, such Records shall not be subject to review again except with the consent of Gold or Producer, as the case may be, which consent may be withheld in Gold’s or Producer’s, as the case may be, sole discretion. If Gold requests a review of Producer’s Records pursuant to this Section 26, Gold shall pay all of the fees, costs and expenses of the Reviewer, and if

Producer requests a review of Gold’s Records pursuant to this Section 26, Producer shall pay all of the fees, costs and expenses of the Reviewer.
          c. Notwithstanding anything in this Agreement to the contrary, if Gold’s or Producer’s review of the Records of the other reveals any shortages or deficiencies in excess of $10,000 in the amount of any payments required to be made by Gold to Producer, or by Producer to Gold, as the case may be, pursuant to this Agreement, Gold or Producer, as the case may be, shall pay the amount that exceeds $10,000 (the “Unpaid Amount”) to the other within 15 days of Gold’s or Producer’s, as the case may be, written notice to the other of the Unpaid Amount. The written notice of the Unpaid Amount must include the basis for the calculation of the Unpaid Amount.
     Section 27. Force Majeure. If any term or condition of this Agreement to be performed or observed by Gold or Producer is rendered impossible of performance or observance due to any force majeure or any other material act, omission, matter, circumstance, event or occurrence beyond the commercially reasonable control of Gold or Producer, as the case may be (any such event, an “Impossibility Event”), the affected party shall, for so long as such Impossibility Event exists, be excused from such performance or observance, provided the affected party (i) promptly notifies the other party of the occurrence of the Impossibility Event; (ii) takes all such steps as are reasonably necessary or appropriate to terminate, remedy or otherwise discontinue the effects of the Impossibility Event; and (iii) recommences performance after the termination or discontinuance of the Impossibility Event; provided, however, that if after 30 days from the occurrence of the Impossibility Event the affected party is still unable to perform its obligations under this Agreement, the other party may, in such party’s sole discretion, terminate this Agreement effective upon the giving of written notice to the affected party. The term “Impossibility Event” includes an actual or threatened act or acts of war or terrorism, fire, storm, flood, earthquake, acts of God, civil disturbances or disorders, riots, sabotage, strikes, lockouts and labor disputes. Nothing in this Section 27 is intended to or shall be interpreted so as to require the resolution of labor disputes by acceding to the demands of labor when such course is inadvisable in the discretion of the party subject to such dispute. Notwithstanding anything in this Agreement to the contrary, this Section 27 shall not apply to, and no term of this Agreement shall be deemed to in any event excuse any performance or observance of, any Accepted Purchase Order, Section 9, Section 20, Section 21, or any payment or indemnification duty or obligation under this Agreement.
     Section 28. Arbitration.
          a. Except as provided below, all controversies, disputes or claims between Gold and Producer in any way related to, arising out of or connected with this Agreement shall be resolved solely and exclusively through binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association. The arbitration proceeding shall be conducted in Des Moines, Iowa and shall be heard by one arbitrator mutually agreed to by Gold and Producer; provided, however, that if Gold and Producer are unable to agree on an arbitrator within

15 days of the date of a written demand for arbitration given by either Gold or Producer, then Gold and Producer shall each select one arbitrator, and those two arbitrators shall in turn select a third arbitrator, and the arbitration proceedings shall be heard and determined before those three arbitrators, with the decision of a majority of the arbitrators to govern.
          b. The arbitrator or arbitrators shall have the right to award or include in the award any relief deemed appropriate under the circumstances, including money damages, specific performance, injunctive relief and attorneys’ fees and costs in accordance with this Agreement, but subject to Section 19.
          c. Gold and Producer agree that, in connection with any arbitration proceeding, they shall file any compulsory counterclaim (as defined under the Federal Rules of Civil Procedure) within 30 days after the date of the filing of the claim to which it relates.
          d. The award and decision of the arbitrator or arbitrators shall be conclusive and binding upon Gold and Producer and judgment upon the award may be entered in any court of competent jurisdiction.
          e. Gold and Producer shall share the fees of the arbitrator or arbitrators and the other costs of the arbitration equally, but shall pay their own attorneys’ fees and other costs and expenses, except that the arbitrator or arbitrators may award costs and fees to the prevailing party as the arbitrator or arbitrators deem appropriate.
          f. Notwithstanding the foregoing, no controversy, dispute or claim in any way related to, arising out of or connected with Sections 20 or 21 or any action by Gold or Producer seeking specific performance or injunctive relief shall be subject to arbitration under this Section 28 unless Gold and Producer, in their respective sole discretion, consent in writing to the arbitration of any such particular controversy, dispute or claim.
     Section 29. Insurance. Gold and Producer shall each maintain during the term of this Agreement commercial general liability insurance with combined single limits of not less than $2,000,000. The respective commercial general liability insurance policies issued to Gold and to Producer must be reasonably acceptable to the other, and must (i) name the other as an additional insured; (ii) provide for a minimum of 30 days’ written notice to the other prior to any cancellation, termination, nonrenewal, amendment or other change of such insurance policy; and (iii) provide that in the event of payment of any loss or damage the respective insurers will have no rights of recovery against the other. Gold and Producer shall, respectively, provide reasonable proof of such insurance to the other upon the reasonable request of the other from time to time.
     Section 30. Assignment. This Agreement shall be assignable by Gold or Producer, as the case may be, only with the prior written consent of the other, which consent shall not be unreasonably delayed, conditioned or withheld; provided, however, that Gold and Producer may, respectively, without the consent of the other (i) assign this Agreement or any or all of its rights and obligations under this Agreement to any Affiliate of Gold or Producer, as the case may be; (ii) assign this Agreement or any or all of its rights and obligations under this Agreement in connection with any sale of all or substantially all of the assets of Gold or Producer, as the case may be; and (iii) assign this Agreement as collateral, security or otherwise to any lender of Gold or Producer, as the case may be, and any such lender may in turn assign this Agreement upon any foreclosure or other exercise of any rights or remedies against Gold or Producer, as the case may be. Gold or Producer, as the case may be, shall give prompt written notice to the other of any assignment by them pursuant to any of subclauses (i) through (iii) in the preceding sentence.
     Section 31. Governing Law. This Agreement is entered into and is performable in material part in Iowa, and shall be governed by and construed in accordance with the laws of the State of Iowa, but without regard to or application of the choice of law or conflicts of law provisions thereof.
     Section 32. Notices.
          a. All notices and demands desired or required to be given under this Agreement (“Notices”) shall be given in writing and shall be given by (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the Notice by United States mail, postage prepaid, certified mail, addressed to the address for Notices.
          b. All Notices shall be deemed given and effective upon the earliest to occur of (i) the hand delivery of the Notice to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) three Business Days after the depositing of the Notice in the United States mail as provided in the foregoing paragraph.
          c. All Notices shall be addressed to the addresses set forth below the signatures to this Agreement or to such other person or at such other address as Gold or Producer may from time to time by Notice designate to the other as a place for service of Notice.
          d. Notwithstanding the foregoing, Purchase Orders, Accepted Purchase Orders, Monthly Summary Reports, Freight Cost Reports, Bi-Weekly Transparency Reports, production schedules, loading schedules, delivery reports, certificates of analysis, bills of lading, meter certificates or tickets, rejection notices and invoices to be provided under this Agreement may be given and delivered by facsimile or email to the facsimile numbers or email addresses set forth below the signatures to this Agreement or to such other facsimile number or email address as Gold or Producer may from time to time by Notice designate to the other, and shall be deemed given and effective upon receipt. In addition, Purchase Orders may be submitted orally and shall be deemed received by Producer at the time a given Purchase Order is orally transmitted by a representative of Gold to a Producer Representative. Gold may, in its discretion (but shall have no duty to), record any or all telephone conversations between Gold and any Producer Representative or employee of Producer, and Producer hereby consents to all such recordings.
     Section 33. Binding Effect on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Gold and Producer and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Gold and Producer (and their respective successors and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement, except that (i) Producer acknowledges that Gold shall sell the Ethanol to third parties based upon and in reliance on Producer’s representations and warranties set forth in Section 9 and Section 17(e); and (ii) Gold’s and Producer’s respective Affiliates, employees and agents shall have the rights provided in, respectively, Sections 35 and 36.
     Section 34. Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent. Any finding of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction. Without limiting the generality of the foregoing, each term of this Agreement which provides for a limitation of remedies or liability, disclaimer or exclusion of warranties, or exclusion or limitation of damages is subject to this Section 34.
     Section 35. Indemnification by Producer; Interest. Subject to Section 19, Producer shall indemnify, defend and hold Gold and Gold’s Affiliates, employees and agents harmless from and against any and all suits, actions, proceedings, claims, counterclaims, losses, damages, liabilities, costs and expenses (including attorneys’ fees) in any way relating to, arising out of or in connection with or resulting from this Agreement or Gold’s performance of the terms of this Agreement (collectively, “Gold Indemnity Events”); provided, however, that Producer shall have no obligation to indemnify Gold to the extent such Gold Indemnity Events result from the gross negligence or willful misconduct of Gold, its Affiliates, or the employees or agents of any such entity. Any payment owed by Producer to Gold under this Agreement that is not made within two days of the date on which the payment was due shall bear interest until paid, such interest to accrue at the Prime Rate as published in The Wall Street Journal from time to time, plus 4.00% per annum.
     Section 36. Indemnification by Gold; Interest. Subject to Section 19, Gold shall indemnify, defend and hold Producer and Producer’s Affiliates, employees and agents harmless from and against any and all suits, actions, proceedings, claims, counterclaims, losses, damages, liabilities, costs and expenses (including attorneys’ fees)

in any way arising in connection with or resulting from (i) any breach or nonfulfillment of or default under any term or condition of this Agreement by Gold; or (ii) any act or omission of Gold that is, in whole or in part, grossly negligent or reckless or that constitutes willful or wanton misconduct, fraud or an intentional tort. Any payment owed by Gold to Producer under this Agreement that is not made within two days of the date on which the payment was due shall bear interest until paid, such interest to accrue at the Prime Rate as published in The Wall Street Journal from time to time, plus 4.00% per annum.
     Section 37. Right of Offset. Gold has and hereby reserves the right to set off against and withhold from any amounts due or owing to Producer by Gold under this Agreement any and all amounts of whatever kind or nature (including interest as provided in Section 35) as may from time to time be due or owing to Gold from Producer and that are past due or that arise out of or under Section 35. Producer has and hereby reserves the right to set off against and withhold from any amounts due or owing to Gold by Producer under this Agreement any and all amounts of whatever kind or nature (including interest as provided in Section 36) as may from time to time be due or owing to Producer from Gold and that are past due or that arise out of or under Section 36.
     Section 38. No Waiver; Modifications in Writing. No failure or delay on the part of Gold or Producer in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as provided in Section 19, the remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to Gold or Producer at law, in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Gold and Producer, except that Gold may unilaterally amend, restate, amend and restate, supplement or otherwise modify the Surcharge Percentage and Exhibit A at any time and from time to time as provided in, respectively, Section 3 and Section 9. Producer and Gold may amend this Agreement pursuant to an Accepted Purchase Order which is signed by both Producer and Gold and which provides that specified terms of such Accepted Purchase Order constitute an amendment of specified terms of this Agreement (each such amendment, a “PO Amendment”). A PO Amendment and any other amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. A PO Amendment shall also be effective only with respect to the particular Accepted Purchase Order in question.
     Section 39. Counterparts; Delivery by Facsimile or Email Transmission. This Agreement and Accepted Purchase Orders may be executed in counterparts (including by facsimile or email), each of which shall be deemed an original and all of which together shall constitute one and the same Agreement or Accepted Purchase Order, as the case may be.
     Section 40. Entire Agreement. This Agreement, any exhibits and schedules to this Agreement and each Accepted Purchase Order constitute the entire agreement between Gold and Producer relating to the subject matters of this Agreement, and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of Gold and Producer in connection with the subject matters of this Agreement. No course of dealing or usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement, except only where this Agreement expressly refers to industry standards or industry practices, in which event industry standards or industry practices shall only be considered or applied with respect to the particular action, item, matter or issue in question, but the terms of this Agreement shall govern and control in the event of any conflict or inconsistency with any such industry standard or industry practice. Any reference to industry standards or industry practices in this Agreement is to the then current generally recognized industry standards or industry practices for the ethanol industry in the United States.
     Section 41. Construction; Certain Definitions; Gender and Number.
          a. This Agreement shall not be construed more strongly against Gold or Producer, regardless of who is more responsible for its preparation.
          b. The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” in this Agreement mean and refer to this entire Agreement, and not to any particular section, paragraph or provision. The words “include,” “includes” and “including” are used in this Agreement in a nonexclusive manner and fashion, that is so as to include, but without limitation, the facts, items or matters in question. Any references in this Agreement to a “Section,” “Exhibit” or “Schedule” shall, unless otherwise expressly indicated, be a reference to the section in this Agreement or to such exhibit or schedule to this Agreement. Words and phrases in this Agreement shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context. The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only, and shall not be considered a part of this Agreement for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions. The word “person” as used in this Agreement includes natural persons and all forms and types of entities.
     Section 42. Nature of Relationship.
          a. No Partnership, Association or Joint Venture. Nothing contained in this Agreement and no action taken or omitted to be taken by Gold or Producer pursuant to this Agreement shall be deemed to constitute a partnership, an association, a joint venture or other entity whatsoever. Gold shall at all times be acting as an independent contractor under this Agreement. Neither Gold nor Producer has the authority to enter into any contract or agreement on behalf of the other, except that Gold may bind and obligate Producer for and with respect to Freight Costs, Storage Costs and the Carriers for the loading, shipment and transportation of Ethanol.
          b. Conduct of Gold. Gold may purchase and otherwise deal in ethanol, ethanol by-products or co-products and other products for Gold’s own use or account, and Gold may also market and sell ethanol, ethanol by-products or co-products and other products of other persons (including Affiliates or related parties of Gold), and provide services to other persons, all on such terms and conditions as are determined by Gold from time to time, in Gold’s sole discretion, subject only to Gold’s compliance with Section 15(c).
     Section 43. Time Is of the Essence. Gold and Producer each acknowledge and agree that time is of the essence in the performance by them of their respective duties and obligations under this Agreement.
     Section 44. Waiver of Jury Trial; Jurisdiction. Without limiting Section 28, Producer and Gold waive any right to a jury trial in and with respect to any suit, action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement. Producer and Gold submit to the nonexclusive jurisdiction of any United States or Iowa court sitting in Des Moines, Iowa in any action or proceeding arising out of or relating to this Agreement which is not subject to Section 28 and with respect to the enforcement of any arbitration award under Section 28.
     Section 45. Definitions.
     For the purposes of this Agreement, the following terms have the meanings set forth therefor in this Section 45.
     “Acceleration Surcharge Amount” has the meaning given to such term in Section 4(b).
     “Acceptance Period” has the meaning given to such term in Section 2.
     “Accepted” means, with respect to any Purchase Order, that such Purchase Order was accepted by Producer in accordance with Section 2 of this Agreement.
     “Affiliate” means, with respect to either Gold or Producer, any person controlling, controlled by or under common control with Gold or Producer, as applicable.
     “Agreement” has the meaning given to such term in the preamble.
     “Allocated Storage Costs” means an amount equal to 99% of the Producer Storage Amount.
     “Bi-Weekly Transparency Report” has the meaning given to such term in Section 15(d).

     “Business Day” means any day of the year on which national banking institutions in Ames, Iowa are open to the public for conducting business and are not required or authorized to close.
     “Carriers” has the meaning given to such term in Section 6(b).
     “Confidential Information” means all information in any form (whether written, oral, or otherwise) that is proprietary or confidential to, respectively, Gold or Producer, as the case may be, whether regarding their services, products, business or otherwise, and whether or not designated as such when received, obtained, compiled or observed by Gold or Producer, as the case may be, including the following information or types of information: (i) the terms of this Agreement; (ii) financial and accounting information and projections; (iii) marketing information, including price and discount lists, payment terms, prospects or market research data, and sales plans, strategies or methods; (iv) customers, suppliers and vendors and related information; and (v) any and all notes, reports, memoranda, analyses, studies or other documents making any use of any Confidential Information. Notwithstanding the foregoing, the term “Confidential Information” shall in no event include any information that: (i) is already lawfully known to, or in the possession of, Gold or Producer, as the case may be, at the time of disclosure by the other; (ii) is or subsequently becomes publicly available or publicly known through no wrongful act of Gold or Producer, as the case may be; (iii) is disclosed or provided to Gold or Producer, as the case may be, by a person having the right to make an unrestricted disclosure of the information; or (iv) is developed independently by Gold or Producer, as the case may be, without the use of the other’s Confidential Information.
     “Customer Price” means the final purchase price and other amounts, if any, set forth in a given Gold customer invoice for a given Ethanol sale to such customer, less all Reimbursement Amounts.
     “Delivery Payment” means a payment for Ethanol due on and in accordance with the terms specified in a given Accepted Purchase Order, less any portion of the current Set-Off Amount that Gold, in its sole discretion, chooses to set off against such Delivery Payment, as specified at the time of such Delivery Payment.
     “Direct Fixed Price Purchase Order” has the meaning given to such term in Section 1(b)(i).
     “Direct Index Price Purchase Order” has the meaning given to such term in Section 1(b)(ii).
     “Direct Shipment” means a shipment of Ethanol pursuant to an Accepted Direct Fixed Price Purchase Order or an Accepted Direct Index Price Purchase Order.
     “Ethanol” has the meaning given to such term in the recitals.

     “Final Purchase Price” means a price per gallon of ethanol based on the final purchase price formula mutually agreed by Gold and an end customer, as specified in a given Direct Index Price Purchase Order, which final purchase price may be based on a monthly average from a specified day of trading of a specified reputable ethanol index (which indices include, but are not limited to, OPIS or Platt’s New York Harbor), and/or such other factors and Gold and such end customer may choose to include in the final purchase price formula.
     “Freight Costs” has the meaning given to such term in Section 6(c).
     “Freight Cost Report” has the meaning given to such term in Section 6(c).
     “Gold” has the meaning given to such term in the preamble.
     “Gold Freight Costs” has the meaning given to such term in Section 6(c).
     “Gold Indemnity Events” has the meaning given to such term in Section 35.
     “Gold True-Up Amount” has the meaning given to such term in Section 1(b)(ii).
     “Governmental Seizure” has the meaning given to such term in Section 10(b).
     “Impossibility Event” has the meaning given to such term in Section 27.
     “Loading Schedule” has the meaning given to such term in Section 5(b).
     “Marketing Fee” means a fee payable to Gold by Producer in an amount equal to one percent of the Net Purchase Price of a given shipment of Ethanol, which fee shall become due and payable to Gold on the date that is the later of (i) the date on which the corresponding Delivery Payment for such Ethanol is made and (ii) the date on which the Customer Price and Freight Costs for such Ethanol have been determined by Gold.
     “Marks” has the meaning given to such term in Section 12(a).
     “Maximum Storage” has the meaning given to such term in Section 6(g).
     “Monthly Production” has the meaning given to such term in Section 8(b).
     “Monthly Summary Report” has the meaning given to such term in Section 15(d).
     “Net Purchase Price” means the amount derived by subtracting the Freight Costs for the Ethanol in question from the Customer Price for such Ethanol.
     “Notices” has the meaning given to such term in Section 32(a).
     “Other Clients” has the meaning given to such term in Section 15(c)

     “Payment Acceleration Notice” has the meaning given to such term in Section 4.
     “Payment Acceleration Date” has the meaning given to such term in Section 4(a).
     “Payment Documents” has the meaning given to such term in Section 3.
     “Plant” has the meaning given to such term in the recitals.
     “PO Amendment” has the meaning given to such term in Section 38.
     “Producer” has the meaning given to such term in the preamble.
     “Producer Percentage” means the amount determined by dividing the then-current Monthly Production by the aggregate estimated monthly production of ethanol for all plants for which Gold markets ethanol.
     “Producer Representative” has the meaning given to such term in Section 14(d).
     “Producer Storage Amount” means the amount determined by multiplying the Producer Percentage for a given calendar month by the Storage Costs for such calendar month.
     “Producer True-Up Amount” has the meaning given to such term in Section 1(b)(ii).
     “Pro Forma Price” has the meaning given to such term in Section 1(b)(ii).
     “Purchase Order” has the meaning given to such term in Section 1(a).
     “Rail Contracts” has the meaning given to such term in Section 6(b).
     “Records” has the meaning given to such term in Section 26(a).
     “Reimbursement Amounts” means the sum of all amounts billed to a given Gold customer for terminal costs, excise taxes, transportation costs or other similar charges that are for reimbursement of out-of-pocket costs and expenses of Gold.
     “Rejected Ethanol” has the meaning given to such term in Section 10(c).
     “Replacement Costs” has the meaning given to such term in Section 2.
     “Reviewer” has the meaning given to such term in Section 26(b).
     “Set-Off Amount” means the sum, without duplication, of all outstanding and unpaid Marketing Fees, Acceleration Surcharge Amounts, Producer True-Up Amounts,

Gold Freight Costs, Allocated Storage Costs, Replacement Costs and amounts owed pursuant to Sections 10(e), 13, or 37 arising under this Agreement from time to time.
     “Storage Costs” means, with respect to a given calendar month, the sum of all fees, costs, expenses and other amounts paid or incurred by Gold that in any way arise from or are related to or connected with Gold’s storage of ethanol and the pick-up, shipment, delivery or other transportation of ethanol from any storage facility or terminal to Gold’s customers, including rental, transfer fees and other charges or amounts payable to the lessor or owner of the storage facility or terminal, freight, express bills, terminal fees, insurance, taxes and all other related or similar costs, expenses, charges, fees and other amounts.
     “Storage Limit Sale” has the meaning given to such term in Section 14(a).
     “Supplemental Purchase Order” has the meaning given to such term in Section 1(b)(iii).
     “Surcharge Percentage” has the meaning given to such term in Section 4(b).
     “Terminal Storage Ethanol” has the meaning given to such term in Section 1(b)(iii).
     “Terminal Storage Purchase Order” has the meaning given to such term in Section 1(b)(iii).
     “Terminal Storage Shipment” means a shipment of Ethanol pursuant to an Accepted Supplemental Purchase Order or any sale of Terminal Storage Ethanol as though such sale were an Accepted Supplemental Purchase Order.
     “Unpaid Amount” has the meaning given to such term in Section 26(c).
[Remainder of Page Intentionally Left Blank — Signature Page Follows]

     IN WITNESS WHEREOF, Gold and Producer have executed and entered into this Agreement as of the date first above written.

PRODUCER:			GOLD:

ABE FAIRMONT, LLC			HAWKEYE GOLD, LLC

By:	/s/ Richard R. Peterson		By:	/s/ Timothy B. Callahan

	Name:	Richard R. Peterson		Name:	Timothy B. Callahan

	Title:	CEO		Title:	Executive Vice President

Address:			Address:
ABE Fairmont, LLC			Hawkeye Gold, LLC
1214 G (Road)			224 S. Bell Ave.
Fairmont, NE 68354-3054			Ames, IA 50010
Attn: Ty Weisendanger (“Producer Representative”)			Attn: Timothy B. Callahan

Facsimile:			Facsimile: (515) 233-5577

Email:			Email: tcallahan@hawkeye-energy.com

Maximum Storage: 3,000,000 Finished Denatured Ethanol

Monthly Production: 9,100,000 Gallons
[Signature Page to Hawkeye Gold Exclusive Ethanol Marketing Agreement]

Exhibit A
ETHANOL SPECIFICATIONS*
Hawkeye Gold Fuel Ethanol product quality will meet the most recent version of ASTM D 4806:
ASTM D 4806 - 07
Standard Specification for Denatured Fuel Ethanol for
Blending with Gasoline’s for use as Automotive Spark-Ignition Engine Fuel

Quality Parameter	Limits		ASTM Test Methods

Ethanol, vol.%, min	92.1		D 5501

Methanol, vol.%, max	0.5		D 5501

Solvent washed gum, mg/100mL, max	5.0		D 381

Water content, vol.%, max	1.0		E 1064, E 203

Denaturant content, vol.%, min - vol.% max	1.96 - 5.0		Estimated calculation

Inorganic Chloride, mass ppm (mg/L), max	40.	(32)	D 7319, D7328

Copper, mg/kg, max	0.1		D 1688

Acidity, as acetic acid, mass% (mg/L), max	0.007	(56)	D 1613

pHe	6.5 - 9.0		D 6423

Sulfur, mass ppm, max	10.		D 5453

Sulfate, mass ppm, max	4		D 7318, D 7319, D 7328

Appearance	Clear and Bright Free of suspended or precipitated contaminants		Visual at room temperature

Benzene, vol.%, max	0.06		D 5580

Aromatics, vol.%, max	1.7		D 5580

Olefins, vol.%, max	0.5		D 6550
Workmanship: The specification defines only a basic purity of the product. The product shall be free of any adulterant or contaminant that may render the material unacceptable for its application.
Denaturant: Natural Gasoline, Unleaded Gasoline, Straight Run Gasoline or Raffinate.
Corrosion Protection: Hawkeye Gold Denatured Fuel Ethanol will contain a corrosion inhibitor designed for use in ethanol fuels.
Filtration: The final Denatured Fuel Ethanol product will be filtered using 10 micron nominal filters to control any suspended particles or precipitants while being transferred out of the storage tanks and being loaded on to railcars or trucks.

*	Gold may amend, restate, amend and restate, supplement or otherwise modify the attached Exhibit A at any time and from time to time as provided in Section 9 of the Exclusive Ethanol Marketing Agreement to which this Exhibit A is attached.